Exhibit (a)(1)(v)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MyoKardia, Inc.
at
$225.00 Net per Share
Pursuant to the Offer to Purchase Dated October 19, 2020
by
Gotham Merger Sub Inc.
a wholly owned subsidiary of
Bristol-Myers Squibb Company
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT (NEW YORK CITY TIME), ONE MINUTE AFTER 11:59 P.M. NEW YORK CITY TIME, ON NOVEMBER 16, 2020, UNLESS THE
OFFER IS EXTENDED OR EARLIER TERMINATED.
To Our Clients:
Enclosed for your consideration are the Offer to Purchase dated October 19, 2020 (the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by Gotham Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of MyoKardia, Inc., a Delaware corporation (“MyoKardia”), for $225.00 per Share (the “Offer Price”), net to the seller in cash, without interest, subject to any withholding of taxes required by applicable law and upon the terms and subject to the conditions set forth in the Offer. Also enclosed is MyoKardia’s Solicitation/Recommendation Statement on Schedule 14D-9.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.
Your attention is directed to the following:
1.	The Offer Price is $225.00 per Share, net to the seller in cash, without interest, subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.
2.	The Offer is being made for all outstanding Shares.
3.
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 3, 2020 (the “Merger Agreement”), by and among MyoKardia, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following (but in any event on the same date as) the acceptance of the Shares for payment (the “Offer Acceptance Time”), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions, Purchaser will merge with and into MyoKardia (the “Merger”), with MyoKardia continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held by MyoKardia, any of its subsidiaries, Parent, Purchaser or any other subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, subject to any required withholding of taxes. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer, who are entitled to demand and properly demand appraisal of such Shares pursuant to, and who fully comply in all respects with, the applicable provisions of Section 262 of the DGCL, will have the right to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.
4.
The board of directors of MyoKardia (the “MyoKardia Board”), at a meeting duly called and held, unanimously adopted resolutions (a) determining that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interests of MyoKardia and its stockholders, (b) authorizing and approving the execution, delivery and performance by MyoKardia of the Merger Agreement and the consummation by MyoKardia of the Transactions, (c) resolving that the Merger will be effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time and (d) recommending that MyoKardia’s stockholders accept the Offer and tender their Shares in the Offer.

5.
The Offer and withdrawal rights expire at midnight (New York City time), one minute after 11:59 p.m. New York City time, on November 16, 2020, unless the Offer is extended (as it may be extended, the “Expiration Time”).

6.
Purchaser will not be required to consummate the Offer if any of the following conditions, among other conditions, exist or have occurred and are continuing at the scheduled Expiration Time of the Offer: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL), together with the Shares then owned by Parent or Purchaser, does not represent at least one Share more than 50% of the then outstanding Shares; (b) any restraint is in effect enjoining, making illegal or otherwise prohibiting consummation of the Offer or the Merger; (c) there is an action instituted or pending by a governmental authority of competent jurisdiction seeking any judgment (i) to prevent, prohibit or make illegal the consummation of the Offer or the Merger, (ii) to prohibit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full rights of ownership with respect to the stock of MyoKardia or (iii) in connection with the Offer or the Merger, to prohibit, limit, restrain or impair in any material respect Parent’s ability to own, control, direct, manage, or operate or to retain or change any material portion of the assets, licenses, operations, rights, product lines, businesses or interests therein of MyoKardia or its subsidiaries or any of the material assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or its subsidiaries (other than, in each case, a Divestiture Action (as defined in the Offer to Purchase) required to be taken by Parent and Purchaser pursuant to the Merger Agreement); (d) the waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder has neither expired nor has early termination thereof been granted or there is in effect any voluntary agreement between Parent, Purchaser or MyoKardia and the Federal Trade Commission or the Department of Justice pursuant to which Parent, Purchaser or MyoKardia will not consummate the Merger for any period of time; (e) there is an inaccuracy in the representations and warranties made by MyoKardia in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement; (f) MyoKardia has not complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the scheduled Expiration Time under the Merger Agreement; and (g) since the date of the Merger Agreement there has been a Material Adverse Effect (as defined in the Offer to Purchase) that is continuing as of the scheduled Expiration Time. These and other conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

7.
Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However,

federal income tax backup withholding at a current rate of 24% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.
If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MyoKardia, Inc.
at
$225.00 Net per Share
Pursuant to the Offer to Purchase Dated October 19, 2020
by
Gotham Merger Sub Inc.
a wholly owned subsidiary of
Bristol-Myers Squibb Company
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 19, 2020 and the related Letter of Transmittal (collectively, as may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Gotham Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of MyoKardia, Inc., a Delaware corporation (“MyoKardia”), at a purchase price of $225.00 per Share, net to the seller in cash, without interest, subject to any required withholding and upon the terms and subject to the conditions set forth in the Offer.
The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Purchaser in its sole discretion.
The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.
Number of Shares to be Tendered:		SIGN HERE
Shares*
Dated		Signature(s)

Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number
*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.